APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and MUFG Union Bank, N.A.

Effective Date March 31, 2015

Funds

Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SKBA ValuePlus Fund
CVR Dynamic Allocation Fund
Gurtin California Municipal Value Fund
Gurtin National Municipal Value Fund
NWS International Property Fund
Phocas Real Estate Fund
The BDC Income Fund